FOR IMMEDIATE RELEASE – July 06, 2009                                                             Contact:
Lyn Hittle
CFO
919.687.7800, ext 547
Lyn.Hittle@mfbonline.com

M&F Bancorp, Inc. Declares Dividend for 2nd Quarter

DURHAM, N.C.--
M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced that its Board of Directors approved a quarterly dividend of two and one half cents ($0.025) per share for the quarter ended June 30, 2009. Each shareholder of record as of the close of business on July 9, 2009 is entitled to receive $0.025 for each share of common stock held at the close of business on this date. The payment date is Thursday, July 16, 2009.
James A. Stewart, Chairman of the Board, stated “Mechanics and Farmers Bank has a 101 year old legacy of serving several of the largest communities in North Carolina.  The Board of Directors recognizes the vital role M&F has played in supporting businesses and community-oriented services, as well as providing funding to families to achieve their goals of home ownership, education, and quality of life.  We understand that in these tough economic times, our customers, employees, and shareholders are being impacted, and need our help more than ever.  We will continue to strive to meet those needs while maintaining the safety and security that they have come to expect”. Mr. Stewart added, “Thanks to the support of our shareholders, on June 26, 2009, we sold $11.735 million in preferred stock to the U.S. Treasury through the TARP program, and we are now even better able to support M&F Bank in its vital role as a community bank.   We are pleased to continue rewarding our shareholders for their support with this dividend.”
M&F Bancorp, Inc., a bank holding company headquartered in Durham, NC with assets of approximately $260 million as of March 31, 2009, is the parent company of Mechanics and Farmers Bank (“M&F Bank”). M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. With branch locations in Durham, Raleigh, Charlotte, Greensboro and Winston-Salem, NC, M&F Bank is one of only a few NC banks designated by the U.S. Treasury as a Community Development Financial Institution.
This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.
Source: M&F Bancorp, Inc.